EXHIBIT 99.3

P&H SOLUTIONS, INC.

Balance Sheets

	June 30, 2006	December 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$6,590,588	$8,128,960
Accounts receivable, net of allowance of approximately $237,000 at June 30, 2006 and December 31, 2005	7,581,524	7,398,978
Prepaid expenses and other current assets	3,087,645	1,045,829
Deferred tax asset	1,349,000	1,349,000
Total current assets	18,608,757	17,922,767
Net property and equipment	6,988,779	5,802,694
Other assets	198,669	198,172
Total assets	$25,796,205	$23,923,633

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$1,840,248	$1,588,015
Accrued liabilities	2,942,664	3,588,495
Current portion of capital lease obligations	2,035,349	1,392,888
Deferred revenue	13,666,195	14,508,416
Total current liabilities	20,484,456	21,077,814
Long-term liabilities:
Capital lease obligations, net of current portion	2,815,594	2,621,457
Line of credit/term note	3,000,000	3,000,000
Investor loan	1,669,342	1,669,342
Accrued interest on long-term liabilities	282,120	215,346
Total long-term liabilities	7,767,056	7,506,145
Commitments and contingencies
Stockholders’ deficit
Series A convertible preferred stock, $0.01 par value; Authorized, issued and outstanding - 8,850,026 shares at June 30, 2006 and December 31, 2005 (liquidation preference of $21,985,048)	88,500	88,500
Series B convertible preferred stock, $0.01 par value; Authorized, issued and outstanding — 58,099,748 shares at June 30, 2006 and December 31, 2005 (liquidation preference of $7,165,687)	580,997	580,997
Series C convertible preferred stock, $0.01 par value: Authorized -22,761,876 shares; issued and outstanding — 18,582,821 shares at June 30, 2006 and 18,557,271 shares at December 31, 2005	185,918	185,573
Common stock, $0.01 par value; Authorized — 120,000,000 shares; issued and outstanding — 7,804,350 shares at June 30, 2006 and 7,801,725 shares at December 31, 2005, respectively	78,044	78,018
Additional paid-in capital	29,552,428	28,625,912
Accumulated deficit	(32,941,194)	(34,219,326)
Total stockholders’ deficit	(2,455,307)	(4,660,326)

Total liabilities and stockholders’ deficit	$25,796,205	$23,923,633

The accompanying notes are an integral part of these financial statements.

P&H SOLUTIONS, INC.

Statements of Income (unaudited)

For the six months ended June 30, 2006 and 2005

	2006	2005

Revenues	$19,208,531	$16,295,933

Cost of Revenues	4,351,372	2,900,847

Gross profit	14,857,159	13,395,086

Operating expenses:

Product development	6,499,512	6,126,594

General and administrative	2,417,673	2,163,105

Selling and marketing	2,649,659	2,710,005

Depreciation and amortization	855,981	535,585
Total operating expenses	12,422,825	11,535,289

Income from operations	2,434,334	1,859,797

Interest expense, net	175,487	151,129

Income before income taxes	2,258,847	1,708,668

Provision for income taxes	60,000	42,390

Net income	$2,198,847	$1,666,278

The accompanying notes are an integral part of these financial statements.

P&H SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS (unaudited)

For the six months ended June 30, 2006 and 2005

	2006	2005

Cash flows from operating activities:
Net income	$2,198,847	$1,666,278

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	855,981	535,584
Stock based compensation expense	5,000	—
Noncash interest expense on investor loan	66,773	66,782
Changes in current assets and liabilities:
(Increase) decrease in:
Accounts receivable	(182,546)	319,941
Prepaid expenses and other current assets	(2,041,816)	(209,574)
Other assets	(495)	(11,020)
Increase (decrease) in:
Accounts payable	252,233	250,011
Accrued expenses	(645,831)	(1,107,913)
Deferred revenue	(842,221)	948,710
Net cash flows (used in) provided by operating activities	(334,075)	2,458,799

Cash flows from investing activities:
Purchases of property and equipment	(469,138)	(486,820)
Net cash flows used in investing activities	(469,138)	(486,820)

Cash flows from financing activities:
Capital lease payments	(736,330)	(288,576)
Proceeds from stock option exercises	1,171	1,904
Net cash flows used in financing activities	(735,159)	(286,672)

Increase (decrease) in cash	(1,538,372)	1,685,307
Cash and cash equivalents, beginning of period	8,128,960	3,086,510
Cash and cash equivalents, end of period	$6,590,588	$4,771,817

   The accompanying notes are an integral part of these financial statements.

P&H SOLUTIONS, INC.
STATEMENTS OF CASH FLOWS (unaudited) - continued
For the six months ended June 30, 2006 and 2005

	2006	2005
Supplemental disclosure of cash flow information:

Cash paid for interest	$229,659	$118,439

Cash paid for income taxes	$—	$—

Supplemental disclosure of noncash investing and financing activities:

Acquisition of equipment under capital lease	$1,572,928	$1,250,507

Dividends on Series A convertible preferred stock	$598,262	$598,262

Dividends on Series B convertible preferred stock	$361,855	$361,855

   The accompanying notes are an integral part of these financial statements.

P&H SOLUTIONS, INC.
NOTES TO FINANCIAL STATEMENTS (unaudited)
For the six months ended June 30, 2006 and 2005

Note 1.  Organization, Business and Basis of Presentation

Nature of Business

P&H Solutions, Inc. (the Company) was incorporated under the laws of the State of Delaware.  Serving financial institutions including banks, brokerage firms and credit unions, the Company supplies comprehensive internet business banking products and services.  With proven product functionality and scalability, the Company’s Web Cash Manager product suite can be packaged for small, medium, and large customers based on their business needs due to its flexible architecture and modular design.

Basis of Presentation

The balance sheet as of June 30, 2006 and the statements of income and cash flows for the six months ended June 30, 2006 and 2005 and related notes to financial statements have been prepared by the Company without audit.  In the opinion of the Company’s management, all adjustments (which include only normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows at June 30, 2006 and the six month periods ended June 30, 2006 and 2005 have been made. Interim results are not necessarily indicative of the results for the full year

On September 29, 2006, the Company was acquired by Transaction Systems Architects, Inc. (TSA), headquartered in New York City, New York.  The acquisition of P&H was closed on September 29, 2006.    The aggregate purchase price for P&H was $133.7 million, net of $20.2 million of cash acquired.

Note 2.  Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards or SFAS No. 123 (R), Share-Based Payment (revised 2004), using the prospective transition method, which requires the measurement and recognition of compensation expense for all share-based payment awards made to the Company’s employees including stock options and employee stock purchases related to the Common Stock options and series C options. The Company’s financial statements as of and for the six months ended June 30, 2006 reflect the impact of SFAS 123(R). In accordance with the prospective transition method, the Company’s financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-based compensation expense recognized in the Company’s Condensed Statements of Income for the six months ended June 30, 2006 includes compensation expense for share-based payment awards granted subsequent to December 31, 2005 based on the fair value estimated in accordance with the provisions of SFAS 123(R). In conjunction with the adoption of SFAS 123(R), the Company elected to attribute the value of share-based compensation to expense using the straight-line method, which was previously used for its pro forma information required under SFAS 123. As no new stock awards were issued in 2006 under the Company’s Series C stock option plan described further in Note 4, no compensation expense has been reflected related to any Series C options.

In connection with the adoption of SFAS 123(R), the Company estimated the fair value of each stock option on the date of grant using the Black-Scholes option valuation model using the following weighted-average assumptions for the common stock options granted in 2006:

Six Months
Ended
June 30, 2006
Volatility	169%
Risk free interest rate	5.08%
Dividend yield	0%
Expected life	7 years
Weighted average fair value of stock options granted	$0.15

The expected term of stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the observed and expected time to post-vesting exercise and post-vesting cancellations of options by employees. Upon the adoption of SFAS 123(R), the Company used historical stock price data commensurate with the expected term established using the estimated per share values established at the time of previous option grant issuances dating back to 1998 in deriving its expected volatility assumption as allowed under SFAS 123(R). The Company believes historical volatility is reflective of expected volatility.  Prior to January 1, 2006, the Company used the minimum value method. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s stock options. The expected dividend assumption is based on the Company’s history and expectation of dividend payouts.

As stock-based compensation expense recognized in the Condensed Statements of Income for the six months ended June 30, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In the Company’s pro forma information required under SFAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

Under the methods of recording stock-based compensation expense as described above, the Company recorded $5,000 and $0 for the six months ended June 30, 2006 and 2005, respectively

Prior to the adoption of SFAS 123(R), the Company accounted for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board or APB Opinion No. 25, Accounting for Stock Issued to Employees, and its interpretations and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure—an amendment of FASB Statement No. 123. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair market value of the Company’s stock and the exercise price. Employee stock-based compensation is amortized on a straight-line basis over the vesting period of the underlying options.

As of June 30, 2006, the total unamortized compensation cost related to unvested stock-based awards granted to employees under the Company’s stock option plan was approximately $143,714 net of forfeitures. This cost will be amortized on a straight-line basis over the remaining weighted average requisite service period of approximately four years.

SFAS 123(R) requires the Company to present pro forma information for the comparative period prior to the adoption as if it had accounted for all of its stock options under the fair value method of SFAS 123. The fair value of these options was estimated using the minimum value method at the dates of grant with the following assumptions: expected volatility of 0%, a risk-free interest rate of 3.74% - 4.45%, a dividend yield of 0%, and an expected life of 7 years.

The following table illustrates the pro forma information for 2005 regarding the effect on net income if the Company had accounted for the share-based employee compensation under the fair value method of accounting:

Six Months Ended June 30, 2005
Net income, as reported	$1,666,278
Deduct: Total stock-based compensation determined under fair value method	(14,017)
Pro forma net income	$1,652,261

Note 3.  Subsequent Event

On August 28, 2006, the Company entered into an Agreement and Plan of Merger with Transaction Systems Architects, Inc. (“TSA”) under the terms of which P&H becomes a wholly-owned subsidiary of the Company.  The acquisition of P&H was closed on September 29, 2006.

Note 4.  Stock Option Plans

Common Stock Option Plan

In February, 1998, the Board of Directors of the Company approved the adoption of  the 1998 Nonqualified Stock Option Plan (the Plan), which provided for the grant of up to 4,781,816 shares of common stock in the form of nonqualified stock options (NQOs). As part of the financing that occurred in 2004, the Board approved an increase to 14,885,274 shares. Under the terms of the Plan, NQOs may be granted to employees, directors or consultants of the Company. The exercise price of each NQO shall be determined in good faith by the Board of Directors and shall not be less than the fair market value of the common stock at the date of the grant. Option grants under the Plan generally vest over four years and expire within 10 years. At June 30, 2006, there were 5,807,749 stock options outstanding under the Plan.

Option activity was as follows:

	Options Outstanding
	Number Outstanding	Range of Exercise Prices	Weighted Average Exercise Price
Balance at December 31, 2005	4,816,699	$0.01 - $0.63	$0.34
Granted	1,018,450	$0.05 - $0.15	$0.15
Exercised	(2,625)	$0.01 - $0.57	$0.35
Forfeited	(24,775)	$0.01 - $0.63	$0.23
Balance at June 30, 2006	5,807,749	$0.10 - $0.63	$0.30

Options outstanding and currently exercisable by price at June 30, 2006 were as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.01 - $0.06	600,400	8.5	$0.02	197,260	$0.02
$0.06 - $0.19	2,326,783	5.4	0.14	1,310,833	0.13
$0.19 - $0.32	506,500	2.5	0.23	506,500	0.23
$0.38 - $0.57	467,600	4.6	0.45	465,350	0.45
$0.57 - $0.63	1,906,466	4.4	0.57	1,845,678	0.57
$0.01 - $0.63	5,807,749	5.1	$0.30	4,325,621	$0.36

Series C Option Plan

In April 2004, the Board of Directors of the Company approved the adoption of the Series C Nonqualified Stock Option Stock Plan (the Series C Plan), which provided for the grant of up to 5,209,736 shares of Series C stock in the form of nonqualified stock options (NQOs). Under the terms of the Plan, NQOs may be granted to employees, directors or consultants of the Company.  Option grants under Plan generally vest over four years and expire within 10 years. At June 30, 2006, there were 3,997,657 stock options outstanding under the Plan.

Option activity (including options issued outside the Plan) was as follows:

	Outstanding Options
	Number Outstanding	Range of Exercise Prices	Weighted Average Exercise Price
Balance at December 31, 2005	4,048,982	$0.01 - $0.11	$0.01
Granted	-		-
Exercised	(25,550)	$0.01 - $0.01	$0.01
Forfeited	(25,775)	$0.01 - $0.01	$0.01
Balance at June 30, 2006	3,997,657	$0.01 - $0.11	$0.01

Options outstanding and currently exercisable by exercise price at June 30, 2006 were as follows:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Outstanding	Weighted Avg Price
$0.01 - $0.10	3,997,657	7.8	$0.01	3,764,732	$0.01